Exhibit 99.1

PRESS RELEASE

March 21, 2007

CONTACT:	ECB Bancorp, Inc. Gary M. Adams, Chief Financial Officer (252) 925-5525 (252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Bancorp Increases 2007 Dividend

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announces that on March 21, 2007, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.175 per share, payable April 16, 2007 to shareholders of record on April 2, 2007.

On an annualized basis the Corporation’s 2007 dividend of $0.70 per share represents a 2.9% increase over the annual dividend in 2006 of $0.68 per share.

The Bank continues to expand its footprint in eastern North Carolina and will be converting an existing loan production office in Ocean Isle Beach (Brunswick County) to a full-service branch in early second quarter. Additionally, ECB has two new branches under construction in Greenville scheduled to open in early third quarter, which will bring the number of locations in Pitt County to four.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices covering eastern NC from Currituck to Wilmington and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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